FOR IMMEDIATE RELEASE

Contacts: NIVS IntelliMedia Technology Group, Inc. Jason Wong Vice President Investor Relations +86 752-3125862 jason@nivsgroup.com	Investor Relations: Stephanie Carrington / Ashleigh Barreto The Ruth Group +1 646-536-7017 / 7028 scarrington@theruthgroup.com abarreto@theruthgroup.com

NIVS IntelliMedia Technology Group Reports Fourth Quarter
and Full Year 2008 Financial Results

Financial Highlights

•	Full year revenues increased 85% to $143.6 million
•	Full year net income grew 54% to $13.0 million
•	Fourth quarter revenues increased 58% year-over-year to $42.6 million

Business Highlights

•	Expanded sales force and named new head of sales; specialized in overseas market development
•	In December 2008, invested $7.0 million in expansion of LCD television production line to help meet strong market demand
•	Started shipping LCD televisions to customers in England and Spain in early 2009; began mass production in February 2009
•	In March 2009, completed listing on the NYSE Amex under the ticker symbol “NIV”

Huizhou, Guangdong, China, March 31, 2008 – NIVS IntelliMedia Technology Group, Inc., (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, today announced financial results for the fourth quarter and full year ended December 31, 2008.

Mr. Tianfu Li, Chairman and CEO, stated, “We are very pleased to complete our listing on the NYSE Amex in March of this year. Our ability to complete this offering during such a challenging macroeconomic environment reflects our strong growth prospects for 2009 and beyond. We made significant investments in the Company that we believe will continue to fuel our growth in the consumer electronics market. In December 2008, we invested $7.0 million of the $11.8 million we raised in July 2008 in a new production line for our LCD televisions, which will allow us to meet significant consumer demand, both in the domestic and international markets. We received our first orders from customers in England and Spain in February, and began mass production in the same month. We also recently acquired a sales team from APEX, which will aid in driving growth in the overseas market.”

Mr Li continued, “Our robust 2008 revenue growth was driven by investment in R&D that enabled NIVS to meet market demand with new products and designs. In addition to LCD televisions, our new product lines include Blue-ray Disc players and GPS navigation systems. We dedicated resources to brand promotion and sales channel expansion that contributed to our top line growth. Our Mandarin speech control interface intelligent audiovisual product lines have seen significant expansion compared to the prior year. Given the investments we made in new products and continuing market demand for our attractively priced products, we expect full year 2009 revenues to increase by approximately 20% compared to 2008.”

Fourth Quarter Results

NIVS reported fourth quarter revenues of $42.6 million, up 58% over the $27.0 million for the fourth quarter of 2007, and down 13% sequentially from $49.4 million in the third quarter of 2008. Revenue growth was primarily attributable to greater product demand, sales of new digital equipment and price increases of select audio system products.

Gross profit for the fourth quarter 2008 rose 59% to $10.8 million, compared to $6.8 million for the fourth quarter of 2007. Gross profit as a percentage of revenue for the fourth quarter of 2008 was 25.3%, compared to 25.1% for the same period of the prior year.

Total operating expenses for the fourth quarter of 2008 were $6.9 million, compared to $1.0 million in the year ago period. The increase was due to higher marketing, R&D and general and administrative expenses primarily relating to the Company’s reverse merger, public offering and listing on the NYSE Amex. Selling expenses for the fourth quarter of 2008 were $2.7 million, compared to $0.7 million for the fourth quarter of 2007, principally due to increased advertising and marketing activities. Research and development expenses for the fourth quarter of 2008 were $1.1 million, compared to $0.1 million in the fourth quarter of 2007. General and administrative expenses for the fourth quarter of 2008 were $3.1 million, compared to $0.2 million for the fourth quarter of 2007. The increase in general and administrative expenses was mainly the result of higher bad debt reserves and professional fees.

For the fourth quarter 2008, income from operations decreased 33% to $3.9 million, compared to $5.7 million for the fourth quarter of 2007. This decrease was primarily attributable to increased marketing expenses and bad debt reserves. Income tax provisions were $410,000 for the fourth quarter of 2008, compared to $781,000 for the same period of the prior year.

Net income for the fourth quarter of 2008 was $2.0 million, a 56% decrease from $4.5 million for the fourth quarter of 2007.

Full Year Financial Results

For the full year ended December 31, 2008, NIVS reported total revenue of $143.6 million, representing an 85% increase from $77.6 million in 2007. The revenue growth was primarily attributed to increased demand for the Company’s products, which was a result of its market expansion efforts. The rise in revenue was also due to sales of new digital equipment and LCD televisions, and price increases for some of the Company’s audio system products.

For the twelve months ended December 31, 2008, sales revenue for standard audio equipment grew to $52 million, a 2% increase compared to $51 million for the same period in 2007. Sales revenue for LCD televisions totaled $15.2 million, a 299% increase from $3.8 million for the same period in 2007. Sales revenue for intelligent audio and video equipment was $25.3 million for 2008, a 482% increase from $4.4 million in 2007.

Cost of sales, which includes raw material, labor and manufacturing overhead, was $109.8 million for 2008, an 86% increase compared to $58.9 million for 2007. The rise in cost of sales was consistent with the increase in sales revenue.

Gross profit for the full year 2008 was $34.3 million, or 23.8% of revenues, compared to $19.3 million, or 24.8% of revenues, for 2007.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $5.4 million for the year ended December 31, 2008, an increase of 64% compared to $3.3 million for 2007. The increase in selling expenses was primarily attributable to the increased advertising and marketing activities.

Research and development expenses were approximately $1.7 million for 2008, compared to $0.4 million in 2007. Increased research and development spending supported development of new products and product upgrades to meet customer needs.

General and administrative expenses, which include wage, benefit, bad debts, utility, consulting, professional fees, various taxes and levies and other expenses, were $8.7 million for 2008, compared to $3.4 million in 2007. The increase was primarily a result of transaction-related costs and increased bad debt reserves.

Interest expense was $2.2 million and $1.8 million for 2008 and 2007, respectively, with the rise attributable to increased bank borrowing during 2008.

Income tax provisions for 2008 and 2007 were approximately $2.0 million and $1.3 million, respectively. The increase was primarily due to a change in the Company’s tax exemption status in 2008. NIVS PRC is registered in PRC and receives tax advantages granted by the local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC has been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. Our effective income tax rates for the years ended December 31, 2008 and 2007 were 12.1% and 12.1%, respectively.

Net income for the year ended December 31, 2008 was $13 million, or $0.41 per share, an increase of $4.6 million, compared to $8.5 million for the year ended December 31, 2007.

Financial Guidance

For the full year 2009, NIVS expects revenues to range from approximately $172 million to $186 million, a projected 20% - 30% increase compared to 2008. The Company does not expect significant changes in its profit margins. The Company’s recent expansion of its LCD production line, continuing strong demand for attractively priced LCD televisions, and new product lines, including Blue-ray Disc players GPS navigation systems, are expected to drive top-line revenue growth. NIVS is dedicated to continuously developing products for the Chinese domestic market and distributing its Mandarin language intelligent products under its brand name “NIVS.”

Conference Call

NIVS will hold a conference call on Wednesday, April 1, 2009 at 9:00 a.m. EDT (9:00 p.m. CST) to discuss the results. A live webcast of the conference call will be available online from the investor page of the Company's corporate web site at www.nivsgroup.com. The dial-in numbers are 1-877-407-4018 for US domestic callers and +1-201-689-8471 for international callers. After the live webcast, the replay will remain available on NIVS' website through April 30, 2009. In addition, a telephonic replay of the call will be available through April 14, 2009. The replay dial-in numbers are 1-877-660-6853 for US domestic callers and +1-201-612-7415 for international callers. The account number to access the replay is 3055 and the conference ID number is 318700.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is engaged in the design, manufacture, marketing and sale of audio and video consumer products. NIVS’ products include digital audio systems, televisions, digital video broadcasting (“DVB”) set-top boxes, DVD players, as well as peripheral and accessory products such as remote controls, headphone sets and portable entertainment devices (MP3/MP4 players). NIVS has invested substantial resources in the research and development of its intelligent audio and video consumer products, most of which utilize its Chinese speech interactive technology to permit users to control NIVS’ products through the user’s spoken commands. NIVS’ products are distributed worldwide, including markets in Europe, Southeast Asia and North America.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company’s reliance on its major customers for a large portion of its net sales; the Company’s ability to develop and market new products; the Company’s ability to continue to borrow and raise additional capital to fund its operations; the Company’s ability to collect aging trade receivables and the effect of a growing doubtful account allowance; the Company’s ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company’s products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company’s products; protection of the Company’s intellectual property rights; changes in the laws of the PRC that affect the Company’s operations; development of a public trading market for the Company’s securities; and the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In US Dollars)

	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$461,504	$1,438,651
Short-term investment, marketable securities	-	10,061
Trade receivables, net	20,364,356	4,510,833
VAT refundable	1,094,090	-
Inventories, net	11,279,832	17,347,370
Restricted cash	11,681,595	1,983,247
Prepaid expenses and deposits	81,690	18,585
Total current assets	44,963,067	25,308,747
Property and equipment, net	56,331,487	46,624,502
Advances to suppliers	15,286,028	14,391,650
Intangible assets, net	2,343,383	2,228,974
Total Assets	$118,923,965	$88,553,873

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable – trade	$2,020,363	$14,560,824
Customer deposit	1,393,171	2,454,761
Accrued liabilities and other payable	1,441,922	490,142
Various taxes payable	470,860	187,711
Short-term loans	35,871,715	28,645,571
Current portion of long-term bank loan payable	-	4,455,656
Wages payable	800,744	608,222
Bank notes payable	18,849,201	6,399,693
Corporate tax payable	2,744,518	1,725,765
Total current liabilities	63,592,494	59,528,345
Due to stockholder	7,842,780	11,008,770
Total liabilities	71,435,274	70,537,115

Minority interest	1,099,240	620,131

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
none outstanding at December 31, 2008 and 2007	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized,
36,855,714 and 27,546,667 shares issued and outstanding at
December 31, 2008 and 2007, respectively	3,686	2,755
Additional paid-in capital	12,663,513	755,803
Accumulated other comprehensive income	3,960,012	2,122,612
Statutory surplus reserve fund	3,568,869	1,278,764
Retained earnings (unrestricted)	26,193,371	15,450,063
Due from related parties	-	(2,213,370)
Total Stockholders' Equity	46,389,451	17,396,627
Total Liabilities and Stockholders' Equity	$118,923,965	$88,553,873

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In US Dollars)

	For Three Months Ended		For Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$42,582,316	$26,966,317	$143,630,679	$77,626,516
Other Sales	93,976	(82,804)	414,968	516,415
Cost of Goods Sold	(31,909,674)	(20,121,991)	(109,762,476)	(58,864,342)
Gross Profit	10,766,618	6,761,522	34,283,171	19,278,589

Selling Expenses	2,726,183	726,390	5,376,083	3,269,414
General and administrative		-
Amortization	17,297	16,693	68,788	62,175
Depreciation	88,377	122,426	337,445	327,575
Bad debts	1,723,078	(649,243)	2,531,479	473,218
Merger cost	2,110	-	1,785,696	-
Stock-based compensation	-	-	765,000	-
Other general and administrative	1,280,167	681,646	3,171,458	2,548,047
Total General and administrative	3,111,029	171,522	8,659,866	3,411,015
Research and development	1,069,000	116,093	1,737,323	373,472
Total operating expenses	6,906,212	1,014,005	15,773,272	7,053,901
Income from operations	3,860,406	5,747,517	18,509,899	12,224,688
Other income (expenses)
Government grant	10,207	28,138	31,713	28,138
Write-down of inventory	-	288,099	(131,837)	(105,106)
Interest income	(393,855)	233,451	91	234,655
Interest expense	(644,957)	(797,834)	(2,208,051)	(1,791,490)
Imputed interest	(209,214)	(31,818)	(656,167)	(526,428)
Sundry income (expense), net	(29,344)	(45,432)	(51,714)	(111,405)
Total other income (expenses)	(1,399,000)	(325,396)	(3,015,965)	(2,271,636)
Income before minority interest and income taxes	2,461,406	5,422,121	15,493,934	9,953,052
Income taxes	(410,011)	(780,784)	(2,031,031)	(1,268,963)
Minority interest	(66,162)	(116,148)	(429,490)	(217,569)
Net Income	$1,985,233	$4,525,189	$13,033,413	$8,466,520
Basic and Diluted earnings per share	$0.06	$0.16	$0.41	$0.31

Basic weighted average shares outstanding	31,553,179	27,546,667	31,553,197	27,546,667